                                                                 EXHIBIT (d)(20)

                   [FORM OF ADDENDUM TO ADVISORY AGREEMENT]

   The Advisory Agreement made the 9th day of November, 1987, and subsequently amended on January 17, 1989, January 4, 1994, August 15, 1994, November 20, 1995, and December 18, 1998 between the PACIFIC SELECT FUND (the "Fund"), a Massachusetts business trust, and PACIFIC LIFE INSURANCE COMPANY (the "Adviser"), a corporation organized under the laws of California, (the "Agreement") is hereby amended by the addition of the provisions set forth in
this Addendum to the Agreement ("Addendum", which is made this      day of
      1999.

                                  WITNESSETH:

   WHEREAS, the Fund is authorized to issue an unlimited number of shares of beneficial interest ("Beneficial Interest") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

   WHEREAS, the Fund currently consists of eighteen series designated as the Money Market Portfolio, Managed Bond Portfolio, High Yield Bond Portfolio, Government Securities Portfolio, Growth Portfolio, Equity Income Portfolio, Multi-Strategy Portfolio, International Portfolio, Equity Index Portfolio, Growth LT Portfolio, Equity Portfolio, Bond and Income Portfolio, Emerging Markets Portfolio, Aggressive Equity Portfolio, Mid-Cap Value Portfolio, Large-Cap Value Portfolio, Small-Cap Index Portfolio, and REIT Portfolio (each referred to as a "Series" in the Agreement, and hereinafter referred to as a "Portfolio"); and

   WHEREAS, the Fund intends to establish two additional Portfolios to be designated as the Diversified Research Portfolio and International Large-Cap Portfolio; and

   WHEREAS, the Fund desires to appoint the Adviser as manager and investment adviser to the Diversified Research Portfolio and International Large-Cap Portfolio under the provisions set forth in the Agreement and in this Addendum; and

   WHEREAS, the Fund and the Adviser have agreed to change the rate of compensation payable to the Adviser for the services provided to the Equity Index Portfolio to the rate reflected in item 2, below, subject to approval of the shareholders of the Equity Index Portfolio.

   WHEREAS, the Adviser is willing to accept such appointment;

   NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

  1. In addition to its responsibilities as specified in the Agreement, the Fund hereby appoints the Adviser to act as manager and investment adviser with respect to the Diversified Research Portfolio and International Large-Cap Portfolio which, in addition to all other Portfolios previously established, shall be deemed one of the Portfolios under the Agreement, subject to the terms and conditions as specified in the Agreement, including section six (6), "Compensation", as amended by this Addendum.

  2. Section six (6) ("Compensation") of the Agreement is amended by replacing the first paragraph with the following language:

       "6. Compensation. For the services provided and the expenses borne by the Adviser pursuant to this Agreement, the Fund will pay to the Adviser a fee at an annual rate on the Money Market Portfolio of .40% of the first $250 million of the average daily net assets of the Portfolio, .35% of the next $250 million of the average daily net assets of the Portfolio, and .30% of the average daily net assets of the Portfolio in excess of $500 million; on the Managed Bond, High Yield Bond, Government Securities and Bond and Income Portfolios of .60% of the average daily net assets of the Portfolios; on the Growth, Equity Income, Equity and Multi-Strategy Portfolios of .65% of the average daily net assets of the Portfolios; on the Growth LT Portfolio of .75% of the average daily net assets of the Portfolio; on the International, Large-Cap Value and Mid-Cap Value Portfolios of .85% of the average daily net assets of the Portfolios; on the Equity Index Portfolio of .25% of the average daily net assets of the Portfolio; on the Emerging Markets and REIT Portfolios of 1.10% of the average daily net assets of the Portfolio; on the Aggressive Equity Portfolio of .80% of the average daily net assets of the Portfolio; on the Small-Cap Index Portfolio of .50% of the average daily net assets of the Portfolio; on the Diversified Research Portfolio of .90% of the average daily net assets of the Portfolio; and on the International Large-Cap Portfolio of 1.05% of the average daily net assets of the Portfolio. This fee shall be computed and accrued daily and paid monthly."

   The Fund and the Adviser acknowledge that this Addendum to Advisory Agreement is severable as to any Portfolio addressed herein.

   IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

                                          PACIFIC LIFE INSURANCE COMPANY


Attest:_________________________          By: ____________________________

Title:                                    Title: _________________________


                                          By: ____________________________

                                          Title: _________________________

                                          PACIFIC SELECT FUND


Attest:_________________________          By: ____________________________

Title:                                    Title: _________________________


                                      2